Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands of dollars, except per share data)

On April 23, 2025, Citizens & Northern Corporation (“C&N”) and Susquehanna Community Financial, Inc. (“Susquehanna”) announced the signing of an Agreement and Plan of Merger. Effective October 1, 2025, the merger was completed. Under the terms of the Agreement and Plan of Merger, Susquehanna merged with and into C&N, with C&N remaining as the surviving entity and Susquehanna Community Bank (Susquehanna’s wholly-owned subsidiary) merged with and into Citizens & Northern Bank (C&N’s wholly-owned banking subsidiary) with Citizens & Northern Bank as the surviving entity.

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of C&N and Susquehanna as of September 30, 2025, and assumes the merger was completed on that date. The unaudited pro forma combined condensed consolidated income statement combines the historical financial information of C&N and Susquehanna and gives effect to the merger as if it had been completed as of January 1, 2024 and carried forward through December 31, 2024 and the nine months ended September 30, 2025. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined condensed consolidated financial information. Certain reclassifications have been made to Susquehanna historical financial information to conform to C&N’s presentation of financial information.

The value of C&N’s common stock recorded as consideration in the merger is based on the average of the high and low trading price of C&N’s common stock on October 1, 2025, which is the merger completion date. For purposes of the pro forma financial information, the fair value of C&N’s common stock issued in connection with the merger was $19.64 per share.

The pro forma financial information includes estimated adjustments, including adjustments to record Susquehanna’s assets and liabilities at their respective fair values. The pro forma adjustments are subject to change based on additional information as it becomes available. The final allocation of the purchase price will be determined after the merger is completed and after a more thorough analysis to determine the fair value of Susquehanna’s assets and liabilities has been completed. Changes in the estimated fair values of the net assets as compared with the information presented in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact C&N’s statement of income due to adjustments in amortization of the adjusted assets and liabilities. Also, any changes in Susquehanna’s stockholders’ equity will change the purchase price allocation, which may result in an adjustment to the amount of goodwill recorded. The final adjustments may vary materially from the adjustments reflected in the unaudited pro forma financial information herein.

In November 2025, the FASB issued Accounting Standards Update 2025-08, Financial Instruments – Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross up method to certain acquired loans beyond purchased financial assets with credit deterioration. The ASU applies the gross-up method to acquired non-PCD assets that are purchased seasoned loans ultimately eliminating the Day 1 credit loss expense and reducing interest income recognized in subsequent periods. The ASU is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2026 and is applied on a prospective basis. Early adoption is permitted, and C&N’s management expects to adopt the ASU in accounting for this business combination in the fourth quarter of 2025. If the ASU is adopted early, the impact would be to remove the Day 1 provision for credit losses of $4.1 million and instead gross up loans and the allowance for credit losses, and reduce goodwill, recorded in the acquisition.

C&N’s management expects the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, and accordingly does not attempt to predict or suggest future results. Also, the unaudited pro forma combined condensed consolidated statements of income presented herein does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial information and related notes, which are contained in C&N’s 10-Q for the three-month and nine-month periods ended September 30, 2025, Susquehanna’s audited financial statements for the year ended December 31, 2024 which were included in C&N’s Form S-4 filed on July 22, 2025, and Susquehanna’s unaudited financial statements for the nine-month period ended September 30, 2025 which appear elsewhere in this document.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of September 30, 2025

			Transaction
	C&N	Susquehanna	Accounting	Pro Forma	Note
(Dollars in Thousands)	Historical	Historical	Adjustments	Combined	Reference
ASSETS
Cash and due from banks	$123,090	$6,080	$(2)	$129,168	(1)
Available-for-sale debt securities	415,313	148,243	(627)	562,929	(2)

Loans receivable	1,945,107	400,059	(9,700)	2,335,466
Allowance for credit losses on loans	(23,474)	(3,208)	(4,492)	(31,174)
Loans, net	1,921,633	396,851	(14,192)	2,304,292	(3)

Bank-owned life insurance	52,614	7,953	0	60,567
Bank premises and equipment, net	21,055	10,163	(3,210)	28,008	(4)
Goodwill	52,505	0	11,500	64,005	(1)
Core deposit intangibles, net	1,762	0	10,222	11,984	(5)
Deferred tax asset, net	16,759	4,458	1,816	23,033	(6)
Other assets	59,302	13,634	(37)	72,899	(7)
TOTAL ASSETS	$2,664,033	$587,382	$5,470	$3,256,885

LIABILITIES
Deposits:
Noninterest-bearing	$508,475	$30,360	$0	$538,835
Interest-bearing	1,657,260	470,677	451	2,128,388	(8)
Total deposits	2,165,735	501,037	451	2,667,223
Borrowed funds	149,335	45,800	0	195,135
Subordinated debt, net	24,919	0	0	24,919
Other liabilities	30,085	4,158	5,281	39,524	(9)
TOTAL LIABILITIES	2,370,074	550,995	5,732	2,926,801

STOCKHOLDERS' EQUITY
Preferred stock	0	0	0	0
Common stock	16,030	3,375	(1,102)	18,303
Paid-in capital	143,352	455	41,713	185,520
Retained earnings	171,733	53,110	(61,379)	163,454
Accumulated other comprehensive loss	(26,026)	(13,672)	13,672	(26,026)
Treasury stock, at cost	(11,130)	(6,881)	6,844	(11,167)
TOTAL STOCKHOLDERS' EQUITY	293,959	36,387	(262)	330,084	(10)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,664,033	$587,382	$5,470	$3,256,885

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

Citizens & Northern Corporation

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

For the Year Ended December 31, 2024

			Transaction
	C&N	Susquehanna	Accounting	Pro Forma	Note
(In Thousands)	Historical	Historical	Adjustments	Combined	Reference
INTEREST INCOME
Interest and fees on loans	$112,792	$22,337	$1,624	$136,753	(3)
Income from available-for-sale debt securities	10,853	5,632	2,242	18,727	(2)
Other interest income	4,433	142	4,575
Total interest and dividend income	128,078	28,111	3,866	160,055
INTEREST EXPENSE
Interest on deposits	39,200	10,576	(451)	49,325	(8)
Interest on borrowed funds and senior and subordinated debt	9,763	3,596		13,359
Total interest expense	48,963	14,172	(451)	62,684
Net interest income	79,115	13,939	4,317	97,371
Provision for credit losses	2,195	225	4,100	6,520	(3)
Net interest income after provision for credit losses	76,920	13,714	217	90,851
NONINTEREST INCOME
Trust revenue	7,928	0		7,928
Brokerage and insurance revenue	2,271	374		2,645
Service charges on deposit accounts	5,867	487		6,354
Interchange revenue from debit card transactions	4,276	584		4,860
Net gains from sale of loans	1,158	339		1,497
Increase in cash surrender value of life insurance	1,830	182		2,012
Other noninterest income	5,879	1,025		6,904
Realized (losses) on available-for-sale debt securities, net	0	(150)		(150)
Total noninterest income	29,209	2,841	0	32,050
NONINTEREST EXPENSE
Salaries and employee benefits	44,930	8,197		53,127
Net occupancy and equipment expense	5,473	1,781	(103)	7,151	(4)
Data processing and telecommunications expense	7,768	1,370		9,138
Automated teller machine and interchange expense	1,818	348		2,166
Pennsylvania shares tax	1,733	271		2,004
Merger-related expenses	0	0	6,453	6,453	(11)
Other noninterest expense	12,536	2,118	2,960	17,614	(5)
Total noninterest expense	74,258	14,085	9,310	97,653
Income before income tax provision	31,871	2,470	(9,093)	25,248
Income tax provision	5,913	121	(1,953)	4,081	(12)
NET INCOME	$25,958	$2,349	$(7,140)	$21,167
EARNINGS PER COMMON SHARE - BASIC AND DILUTED	$1.69	$0.83		$1.20	(13)

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

Citizens & Northern Corporation

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

For the Nine Months Ended September 30, 2025

			Transaction
	C&N	Susquehanna	Accounting	Pro Forma	Note
(In Thousands)	Historical	Historical	Adjustments	Combined	Reference
INTEREST INCOME
Interest and fees on loans	$86,423	$18,337	$1,161	$105,921	(3)
Income from available-for-sale debt securities	8,741	3,415	1,682	13,838	(2)
Other interest income	2,649	100	2,749
Total interest and dividend income	97,813	21,852	2,843	122,508
INTEREST EXPENSE
Interest on deposits	28,332	7,641	0	35,973	(8)
Interest on borrowed funds and senior and subordinated debt	6,101	1,831	7,932
Total interest expense	34,433	9,472	0	43,905
Net interest income	63,380	12,380	2,843	78,603
Provision for credit losses	4,753	1,954	6,707
Net interest income after provision for credit losses	58,627	10,426	2,843	71,896
NONINTEREST INCOME
Trust revenue	6,125	0		6,125
Brokerage and insurance revenue	1,542	223		1,765
Service charges on deposit accounts	4,333	364		4,697
Interchange revenue from debit card transactions	3,391	437		3,828
Net gains from sale of loans	925	257		1,182
Increase in cash surrender value of life insurance	1,400	138		1,538
Other noninterest income	4,738	791		5,529
Realized (losses) on available-for-sale debt securities, net	0	(142)		(142)
Total noninterest income	22,454	2,068	0	24,522
NONINTEREST EXPENSE
Salaries and employee benefits	34,119	6,155		40,274
Net occupancy and equipment expense	4,198	1,463	(77)	5,584	(4)
Data processing and telecommunications expense	5,991	1,274		7,265
Automated teller machine and interchange expense	1,319	270		1,589
Pennsylvania shares tax	1,435	276		1,711
Merger-related expenses	1,049	1,460		2,509
Other noninterest expense	9,719	1,955	1,553	13,227	(5)
Total noninterest expense	57,830	12,853	1,476	72,159
Income (loss) before income tax provision	23,251	(359)	1,367	24,259
Income tax provision (credit)	4,290	(281)	301	4,310	(12)
NET INCOME (LOSS)	$18,961	$(78)	$1,066	$19,949
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$1.22	$(0.03)		$1.12	(13)

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)

Under the terms of the merger agreement, Susquehanna has merged into C&N, with Susquehanna shareholders receiving 0.8 shares of C&N stock for each share of Susquehanna held along with cash in lieu of stock for any fractional shares. The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of C&N and Susquehanna as of September 30, 2025, and assumes the merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of income combine the historical financial information of C&N and Susquehanna and give effect to the merger as of January 1, 2024 and carried through December 31, 2024 and the nine months ended September 30, 2025.

The merger consideration and allocation of the purchase price is as follows:

(Dollars in thousands, except share and per share data)

Common shares of Susquehanna at September 30, 2025	2,841,314
Exchange ratio	0.8
2,273,051
Less: impact of fractional shares	(103)
C&N shares issued	2,272,948
Price per share of C&N common stock (average of the high and low trading price on October 1, 2025)	$19.64

Value of C&N stock consideration	$44,641
Cash paid in lieu of fractional shares	2
Total merger consideration	$44,643

	Susquehanna	Fair
	Book	Value	Fair
	Value	Adjustments	Value
Merger consideration			$44,643
Recognized amounts of identifiable assets acquired liabilities assumed:
Cash and due from banks	$6,080	$0	$6,080
Available-for-sale debt securities	148,243	(627)	147,616
Loans, net of allowance for credit losses	396,851	(10,092)	386,759
Bank-owned life insurance	7,953	0	7,953
Bank premises and equipment, net	10,163	(3,210)	6,953
Core deposit intangibles, net	0	10,222	10,222
Deferred tax asset, net	4,458	914	5,372
Other assets	13,634	0	13,634
Total identifiable assets acquired	587,382	(2,793)	584,589
Deposits	501,037	451	501,488
Borrowed funds	45,800	0	45,800
Other liabilities	4,158	0	4,158
Total liabilities assumed	550,995	451	551,446
Total identifiable net assets	36,387	(3,244)	33,143
Goodwill	0	11,500	11,500
Total Allocation	$36,387	$8,256	$44,643

(2)

The pro forma adjustment to available-for-sale debt securities reflects the impact of an updated assessment by C&N’s management. Adjustments to the statements of income include prospective reclassification of the unrealized loss of $17.9 million to an amortizing discount, amortized into income based on the expected life of the securities.

In October 2025, C&N sold most of the available-for-sale debt securities acquired from Susquehanna. Proceeds from the sales totaled $143.2 million with no realized gain or loss on the sales. Proceeds were primarily used to purchase available-for-sale debt securities and to pay off Susquehanna’s short-term borrowing of $45.8 million at September 30, 2025.

(3)

The pro forma adjustments to loans receivable and the allowance for credit losses (ACL) on loans as of September 30, 2025 are as follows: (i) interest rate-related reduction of $7.4 million, or 1.8% of Susquehanna’s total loans receivable (yield mark); (ii) gross credit-related reduction of $5.9 million, or 1.5% of Susquehanna’s total loans receivable, including $2.3 million on loans not considered to be Purchased Credit Deteriorated (PCD) and $3.6 million on loans preliminarily evaluated as PCD; (iii) increase in loans receivable and the ACL of $3.6 million, representing a gross up of PCD loans; (iv) elimination of Susquehanna’s ACL of $3.2 million; and (v) an assumed increase in the ACL of $4.1 million that would be recorded subsequent to the acquisition through a Day 1 charge to the provision for credit losses which is included in the unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2024. The pro forma adjustment to interest and fees on loans includes accretion of the credit risk fair value adjustment on non-PCD loans and the interest rate-related fair value adjustment, assuming an average life of the portfolio of 4.7 years. C&N is in the process of updating the analysis of the fair value of loans as of the merger completion date, including updated assessments of credit quality and the impact of changes in interest rates.

In November 2025, the FASB issued Accounting Standards Update 2025-08, Financial Instruments – Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross up method to certain acquired loans beyond purchased financial assets with credit deterioration. The ASU applies the gross-up method to acquired non-PCD assets that are purchased seasoned loans ultimately eliminating the Day 1 credit loss expense and reducing interest income recognized in subsequent periods. The ASU is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2026 and is applied on a prospective basis. Early adoption is permitted, and C&N’s management expects to adopt the ASU in accounting for this business combination in the fourth quarter of 2025. If the ASU is adopted early, the impact would be to remove the Day 1 provision for credit losses of $4.1 million and instead gross up loans and the allowance for credit losses, and reduce goodwill, recorded in the acquisition.

(4)

The pro forma balance sheet adjustment to bank premises and equipment is based primarily on a comparison of third-party appraisals to Susquehanna’s net book values of the real estate for its branch locations. The pro forma statements of income include, within net occupancy and equipment expense, a decrease in depreciation expense attributable to the assumed fair value adjustments of $103,000 in the year ended December 31, 2024 and $77,000 in the nine months ended September 30, 2025. C&N is in the process of completing the analysis of the fair value of bank premises and equipment as of the merger completion date.

(5)

The estimated value of the core deposit intangible was determined based on a preliminary assessment of Susquehanna’s core deposits, including assessment of financial, economic, market and other conditions as of the merger date. For this purpose, core deposits include all of Susquehanna’s deposits at September 30, 2025, except for time deposits and public funds. Amortization of the core deposit intangible asset, which is included in other noninterest expense in the unaudited pro forma condensed consolidated statements of income, is based on the estimated useful life of each category of core deposit based on accelerated methods consistent with account run-off assumptions. C&N is in the process of completing an analysis of the core deposit intangible as of the merger completion date.

(6)

The pro forma adjustments to the deferred tax asset, net, reflect the impact of the fair value adjustments and recognition of the ACL on acquired non-PCD loans, at an assumed effective tax rate of 22%.

(7)	The pro forma reduction in other assets reflects C&N’s acquisition of shares of C&N common stock held by Susquehanna prior to the merger.

(8)

The pro forma balance sheet adjustment to interest-bearing deposits reflects differences in interest rates, based on comparison of rates on Susquehanna’s time deposits to market rates at September 30, 2025 for maturity dates corresponding to the maturity dates of Susquehanna’s time deposits. The fair value adjustment is amortized over the estimated life of the applicable time deposits of 1.0 year.

(9)

The pro forma increase in other liabilities includes the accrual of merger-related expenses, net of tax, of $5.1 million to be incurred by C&N, and the estimated direct costs to issue C&N stock in the merger of $200,000.

(10)	The pro forma adjustment to stockholders’ equity includes the following components (in thousands):

Total estimated merger consideration, net of equity issuance costs and cash paid in lieu of issuing fractional shares	$44,441
Estimated C&N merger-related expenses, net of tax	(5,081)
Treasury shares acquisition of C&N shares held by Susquehanna	(37)
ACL on acquired non-PCD loans, net of tax	(3,198)
Less: retirement of Susquehanna's equity	(36,387)
Net impact of transaction accounting adjustments on equity	$(262)

(11)

The pro forma statement of income for the year ended December 31, 2024 includes an adjustment for C&N’s estimated merger-related expenses to be incurred subsequent to September 30, 2025 totaling $6,453,000. C&N’s estimated merger-related expenses include wages and benefit costs related to severance and similar matters, costs associated with data processing and other contract terminations and data conversion, legal and professional fees related to contract negotiations, acquisition and other matters, and other expenses directly related to the merger.

(12)	The pro forma adjustment to the income tax provision reflects an assumed 22% tax rate on transaction adjustments except for certain merger-related expenses that are assumed to be nondeductible.

(13)

Unaudited pro forma earnings per common share is calculated using C&N’s historic weighted average common shares outstanding plus the common shares issued to Susquehanna’s shareholders in the merger. The following table sets forth the calculation of unaudited pro forma earnings per common share for the year ended December 31, 2024 and the nine months ended September 30, 2025.

(In Thousands, Except Share and Per Share Data)		Nine
	Year	Months
	Ended	Ended
	December 31,	Sept. 30,
	2024	2025
Pro forma net income	$21,167	$19,949
Less: Dividends and undistributed earnings allocated to participating securities	(150)	(141)
Pro forma net income attributable to common shares	21,017	19,808
Weighted-average common shares outstanding:
C&N, historical	15,262,504	15,371,733
Shares issued to Susquehanna shareholders	2,272,948	2,272,948
Pro forma weighted-average common shares outstanding	17,535,452	17,644,681
Pro forma earnings per common share - basic and diluted	$1.20	$1.12